Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 30, 2011, with respect to the consolidated financial statements of Frac Tech Holdings, LLC, contained in Amendment No. 2 to this registration statement and prospectus. We consent to the use of the aforementioned report in Amendment No. 2 to the registration statement and prospectus, and to the use of our name under the caption “Experts”.
/s/ Grant Thornton LLP

Dallas, Texas
March 30, 2011